Exhibit 107

Calculation of Filing Fee Tables

424(b)(7)

(Form Type)

VILLAGE FARMS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward

Newly Registered Securities

Fees to Be Paid	Equity	Common stock, no par value	Rule 457(r) Rule 457(c)	2,411,280	$4.35	$10,489,068	0.0000927	$972.34

Fees Previously Paid	N/A	N/A	N/A	N/A	N/A	N/A		N/A

Carry Forward Securities

Carry Forward Securities	N/A	N/A	N/A	N/A		N/A			N/A	N/A	N/A	N/A

	Total Offering Amounts					$10,489,068		$972.34

	Total Fees Previously Paid							N/A

	Total Fee Offsets							N/A

	Net Fee Due							$972.34

(1)

Consists of outstanding common shares that were previously issued to certain shareholders in connection with the acquisition by the Registrant of a 70% interest in Rose LifeScience Inc. pursuant to a purchase agreement dated as of November 15, 2021 by and among the Registrant, Rose LifeScience Inc. and the sellers party thereto.

(2)

Calculated in accordance with Rule 457(c) and Rule 457(r) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share on the Nasdaq on March 9, 2022, and related to the Registration Statement on Form S-3ASR (File No. 333-257857) filed by the Registrant on July 12, 2021.